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                                                                     EXHIBIT 4.3

                       FORM OF ACKNOWLEDGEMENT OF NOVATION

TO:      NABORS INDUSTRIES, INC.
         NABORS EXCHANGECO (CANADA) INC.
         COMPUTERSHARE TRUST COMPANY OF CANADA
         3064297 NOVA SCOTIA COMPANY

The undersigned, Nabors Industries Ltd. ("NIL"), refers to (i) the Support Agreement dated April 26, 2002 among Nabors Industries, Inc. ("NII"), 3064297 Nova Scotia Company and Nabors Exchangeco (Canada) Inc. ("Canco"), and (ii) the Voting and Exchange Trust Agreement dated April 26, 2002 among NII, Canco and Computershare Trust Company of Canada, in its capacity as trustee for the registered holders from time to time of the non-voting exchangeable shares in the capital of Canco (other than NII and its affiliates) (in such capacity, the "Trustee").

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NIL hereby acknowledges and agrees as follows:

1. The proposed reorganization of NII, as publicly disclosed by NII on January 2, 2002 and as generally described in the draft registration statement filed by NII with the United States Securities and Exchange Commission on such date, as such registration statement has been amended and supplemented from time to time, has been completed and constitutes an Acquiror Control Transaction for purposes of section 3.4 of the Support Agreement and section 10.4 of the Voting and Exchange Trust Agreement.

2. All references in the Support Agreement and the Voting and Exchange Trust Agreement to "Acquiror" shall hereafter be and be deemed to be references to NIL, and all references in the Support Agreement and the Voting and Exchange Trust Agreement to "Acquiror Shares" shall hereafter be and be deemed to be references to common shares of NIL.

3. NIL hereby deposits with the Trustee a voting security in the capital of NIL that will allow Beneficiaries (as that term is defined in the Voting and Exchange Trust Agreement) to exercise voting rights in respect of NIL substantially similar to those provided for in the Voting and Exchange Trust Agreement.

4. All notices and other communications under the Support Agreement and the Voting and Exchange Trust Agreement that are to be given to NIL shall be given to the same address, telecopier number and contact person as for NII.

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5.       This Acknowledgement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall be treated in all respects as an Alberta contract. NIL hereby irrevocably attorns to the jurisdiction of the courts of the Province of Alberta in respect of all matters arising under or in relation to this Acknowledgement, the Support Agreement or the Voting and Exchange Trust Agreement.

DATED:                            , 2002
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                                           NABORS INDUSTRIES LTD.


                                           By:
                                              ----------------------------------
                                               Name:
                                               Title: